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                                                                    EXHIBIT 10.2

                            AMENDMENT NO. 1 (RENEWAL)
                         TO TRADEMARK LICENSE AGREEMENT

      This Amendment No. 2 dated October 18, 2004 amends that certain Trademark License Agreement dated August 9, 2000 (the "Agreement"), by and between LEVI STRAUSS & CO., a Delaware corporation, ("LS&CO.") and GENESCO INC., a Tennessee corporation with its principal place of business at Genesco Park, 1415 Murfreesboro Road, Nashville, TN 37217 ("Licensee").

      Whereas, LS&CO. and Licensee wish to amend the Agreement as set forth below:

1. Section 2.1, "Initial Term" shall be amended to reflect that the Agreement is renewed for an additional two (2) year period commencing on January 1, 2005 and ending on December 31, 2006.

2. Section 2.2, "Renewal Term" shall be deleted in its entirety and substituted with the following:

      "This Agreement shall be renewed, upon written request of Licensee delivered to LS&CO. not earlier than April 1, 2006 and not later than June 30, 2006, for one additional two year term, commencing on January 1, 2007 and ending on December 31, 2009 (the "Renewal Term"), if: (i) Net Sales of Products for the Annual Period beginning January 1, 2005 are no less than $50,000,000 and (ii) Licensee is in compliance with all terms and conditions contained in this Agreement and there is no outstanding Event of Default existing on the date Licensee delivers its notice of renewal or at any time during the balance of the Initial Term. Licensee shall include with its renewal notice data demonstrating that the renewal condition set out in clause (i) is satisfied, a written certification by the president, a vice president or the chief financial officer to the effect that the condition set out in clause (ii) is met and Licensee's projections for sales of Products during the contemplated Renewal Term. Within thirty (30) days after receipt of Licensee's renewal notice, and again on the last day of the Initial Term, LS&CO. shall notify Licensee whether or not the conditions to renewal set out in this Section 2.2 are satisfied or waived. If they are satisfied, then this Agreement shall be considered renewed. If they are not satisfied, then this Agreement shall expire and terminate at the end of the Initial Term. Licensee's failure to timely deliver its notice of renewal shall be treated as a final decision by Licensee that it has elected not to renew."

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3.    Section 3.1, "Guaranteed Minimum Royalty" shall be revised to reflect that the Guaranteed Minimum Royalty payments for 2005 and 2006 are as follows:

Annual Period   Guaranteed Minimum Royalty
-------------   --------------------------
  2005                 $3,496,000
  2006                 $3,600,000

4. Section 3.2, "Earned Royalty" shall be amended such that the last paragraph in Section 3.2(a) is deleted in it's entirety and replaced with the following:

      "Licensee shall pay to LS&CO., no later than thirty (30) days after the end of each quarterly period, an amount equal to the excess of earned royalties in a quarter over the Guaranteed Minimum Royalty for that quarter. Licensee shall pay Second Quality royalty rates on Involuntary Discontinuations. Licensee shall pay First Quality royalty rates on Second Quality Products for any Annual Period to the extent that sales of Second Quality Products (other than Involuntary Discontinuations) are greater than [____]* of total Product sales (in terms of dollars). For any such Annual Period, Licensee shall pay LS&CO., at the time it delivers the annual statement for that Annual Period as described in Section 9.2, an amount equal to the amount during that Annual Period that the Licensee owed for royalties on Second Quality Products in excess of the amount already paid over the [____]*."

5. Section 3.3, "Payment Mechanics" shall be amended to reflect that Licensee shall make royalty and all other required payments to LS&CO. in U.S. Dollars by wire transfer to:

                                    [____]*

6. Section 4.2, "Consumer Advertising" shall be deleted in its entirety and replaced with the following:

      "During each Annual Period, Licensee shall pay to LS&CO., or to such other person or entity as LS&CO. may designate, an amount equal to [____]* on projected Net Sales up to [____]*, [____]* on projected Net Sales between [____]* and [____]*, and [____]* on projected Net Sales over [____]* on products (the "Marketing Contribution") as defined in the Sales Plan referenced in Section 4.1 of the Agreement (the "Marketing Contribution"). Licensee shall pay these amounts to LS&CO. within thirty (30) days after receipt of invoices from LS&CO., it being understood that LS&CO. will issue these invoices three times per Annual Period on April 1, July 1 and October 1. If actual aggregate Net Sales exceed projected Net Sales for any Annual Period, then Licensee shall pay to LS&CO. an agreed percentage of the excess, with that amount payable in, and for use during, the next Annual Period, in addition to the Marketing Contribution otherwise

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      due for that Annual Period. Marketing Contributions shall be separate from and shall not be subject to credit for expenditures by Licensee for cooperative advertising, trade advertising, fixture programs, trade shows, sampling or any other promotional or sales material. LS&CO. shall use these funds for consumer marketing of the brand and branded products through vehicles and at the times and in the manner as LS&CO. may determine, Licensee acknowledging that it may not receive any direct or pro rata benefit from its Marketing Contributions.

7.    Section 6.7 "Performance Attributes and Protocol." The following Section
      6.7 shall be inserted after Section 6.6 as follows:

      6.7 Performance Attributes and Protocol. Licensee acknowledges that, from time to time, LS&CO. may provide certain guidelines for developing specific chemical or technological Product performance attributes ("Performance Attributes") to Licensee. Licensee further acknowledges that any Performance Attributes presented to Licensee must be tested in accordance with the relevant protocol presented to Licensee ("Performance Protocol") and must be marketed and sold in accordance with LS&CO. marketing strategies associated with the Performance Attributes. Licensee agrees that it shall not sell any Products containing or identifying any Performance Attributes without first (a) complying with the associated Performance Protocol, (b) submitting the results from certain tests identified in the Performance Protocol to LS&CO. and (c) submitting Product packaging, including but not limited to Product hang-tags, to LS&CO. for approval. LS&CO. shall have the right, in its sole discretion, to revise, supplement or replace the Performance Attributes and/or the associated Performance Protocol from time to time and may cause Licensee to discontinue production or sale of any Product containing Performance Attributes in the event that Licensee is not in compliance with this Section 6.7. Licensee acknowledges that consistent presentation of all Performance Attributes associated with the Trademarks is essential to LS&CO.'s marketing strategy and that information provided to Licensee in connection with this
            Section 6.7 constitutes Confidential Information (as defined in
            Section 17.1) and/or Proprietary Information (as defined in Section 17.2).

8.    Section 10 of the Agreement shall be replaced with the following:

      Global Sourcing and Operating Guidelines

            10.1 LS&CO. Reputation. LS&CO. has and is determined to maintain a worldwide reputation for ethical business conduct. To that end, LS&CO. adopted Global Sourcing and Operating Guidelines ("GSOG") setting forth standards of conduct it requires from, among

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          others, its licensees, including Licensee. Licensee acknowledges that its conduct, and the conduct of any subcontractor, must reflect positively on LS&CO.'s reputation and accordingly agrees to the provisions of this Section 10.

               10.2 Ethical Responsibility. Licensee agrees that Licensee shall, and shall cause its subcontractors to follow the highest standards of business ethics in conducting all aspects of its operations under this Agreement.

               10.3 Global Sourcing and Operating Guidelines.

                  (a) Licensee represents and warrants that its key officers and managers have read and understand the GSOG, including but not limited to its Business Partner Terms of Engagement ("TOE") and the Country Assessment Guidelines attached to this Agreement as Exhibit H.

                  (b) Licensee agrees that it shall, and shall cause its permitted subcontractors to, comply with the requirements of the GSOG at all times.

               10.4 Effect on Compliance with Laws. Licensee shall be fully responsible for compliance with all local laws and regulations applicable to Licensee's operations. If the requirements of the GSOG are stricter than the requirements of applicable law, the requirements of the GSOG shall control.

            10.5 TOE Assessment. Licensee acknowledges that LS&CO. requires official, approved TOE assessments ("TOE Assessments") to be performed from time to time to ensure TOE compliance on all manufacturing facilities or subcontractors used by Licensee to produce any Products, including branded samples. Beginning on December 1, 2004, Licensee shall conduct all TOE Assessments required by LS&CO. through Verite Inc. or another LS&CO. approved third-party monitoring company.

                  (a) [____]*

                  (b) For the purposes of monitoring compliance with this Section Licensee shall provide LS&CO. with a complete list of all the manufacturing facilities, subcontractors and suppliers it intends to use, including details of the purposes of the proposed use of such manufacturing facilities, subcontractors and suppliers. Licensee represents that it is presently using the third-parties listed on Exhibit J to manufacture Products, and that it is not subcontracting with a third party beyond those listed on Exhibit J. Licensee shall, within thirty (30) days after completion of a manufacturing facility TOE Assessment, deliver a copy of the assessment to LS&CO. Licensee shall not begin production at any manufacturing


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      facility until LS&CO. reviews and approves, as specified under Section 19, the TOE Assessment.

                  (c) It is understood and agreed that LS&CO. makes no representations or warranties with respect to the GSOG, including the TOE and the TOE Assessments, and that LS&CO. shall not be liable to Licensee or its subcontractors or its suppliers for any failure to comply with the GSOG, the TOE or the LS&CO. Restricted Substances List. Any verification or monitoring shall not relieve Licensee from its obligation to strictly comply with the GSOG, the TOE, the LS&CO. Restricted Substances List and all applicable laws and regulations.

            10.6 Effect of Breach. This Section 10 is of the essence of this Agreement. Any failure by Licensee or any of its subcontractors to comply with the GSOG shall be grounds for declaration of an Event of Default by LS&CO. under Section 13.

  9. Section 13.1(i) shall be amended by inserting the words, "or Proprietary" between "Confidential" and "Information."

  10. Section 13.2 "Effectiveness and Cure" shall be amended by inserting subsections "(a)" and "(i)" in both occurrences.

  11. Section 15, Indemnity, is hereby amended by adding Sub-section 15.3, "Licensee Indemnified Claim Notification and Handling" as follows:

       [____]*

  12. Section 17.1 "Confidential Information" shall be substituted in its entirety by the following:

       17.1 "Confidential and Proprietary Information." Except as otherwise provided in this Agreement, all information disclosed by one of the parties (the "Discloser") to the other party (the "Recipient") is considered confidential and: (i) shall remain the exclusive property of the Discloser; (ii) shall be used by the Recipient only in connection with its performance under this Agreement; and (iii) shall be maintained in confidence by Recipient as described in this
            Section 17. "Confidential Information" means any formula, pattern, program, method, marketing programs, profitability, corporate strategy, technique, process, design, sketch, color card, color story, artwork, know-how, specifications, procedures, development plans, methods of production, use, operation and application, material, business plan, customer or personnel list or financial statement, Performance Attributes or Protocol, or any Proprietary Information, or any other information which is not available to the general public. "Proprietary Information" means any and all information disclosed by LS&CO. to Licensee related to any LS&CO. design, design schedule, line- strategy, marketing

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            program, business plan, technology, any Sales Plan, Performance
            Attribute, Performance Protocol and any other information clearly marked "LS&CO. Proprietary Information." Confidential Information shall include, without limitation, information disclosed in connection with this Agreement, but shall not include information that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Discloser; (iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information; or (iv) Recipient rightfully obtains from a third party who has the right to transfer or disclose it.

  13. Section 24.2, "Relationship of the Parties" is hereby amended by adding to the fifth paragraph, after the words, "...personal injuries" the phrase, "timely handling of Indemnified Claims,..."

  14. Except as set forth above, all other terms and conditions contained in the Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 by their respective officers hereunto duly authorized as of the day and year first written above.

LEVI STRAUSS & CO.                              GENESCO INC.

By: /s/ Bobbi Silten                            By: /s/ Jonathan D. Caplan
    -------------------                             ----------------------
    Bobbi Silten                                Name: Jonathan D. Caplan
    President                                   Title: CEO, Genesco Branded
    Dockers(R) & Slates(R) U.S.                        Footwear